Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We consent to incorporation by reference in the registration statements (Nos. 333-111164 and 333-123043) on Form S-8 of Wipro Limited and subsidiaries of our report dated June 12, 2006, relating to the consolidated balance sheets of Wipro Limited and subsidiaries as of March 31, 2006, and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006, which report appears in the March 31, 2006 annual report on Form 20-F of Wipro Limited and subsidiaries.
KPMG
Bangalore, India
June 22, 2006